EX-99.j.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

GPS Funds II:

We consent to the use of our report dated March 28, 2011, with respect to the statements of assets and liabilities of the GuidePath Strategic Asset Allocation Fund, GuidePath Tactical Constrained Asset Allocation Fund, GuidePath Tactical Unconstrained Asset Allocation Fund, GuidePath Absolute Real Return Asset Allocation Fund, GuideMark Global Real Return Fund, and GuideMark Opportunistic Fixed Income Fund, and the related statement of operations, included herein, and to the reference to our Firm under the headings “Independent Registered Public Accounting Firm” in Part B of the Registration Statement.

/s/KPMG LLP

March 28, 2011

Milwaukee, WI